Exhibit 21

NORTHROP GRUMMAN CORPORATION SUBSIDIARIES
Address for all subsidiaries is:
c/o NORTHROP GRUMMAN CORPORATION
Office of the Secretary
2980 Fairview Park Drive
Falls Church, Virginia 22042

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Northrop Grumman Systems Corporation	Delaware	100%
Northrop Grumman Overseas Holdings, Inc.	Delaware	100%

The company has additional subsidiaries, which do not constitute significant subsidiaries.

All the above listed subsidiaries have been consolidated in the company's consolidated financial statements.